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                                                               Exhibit 10.8












August 15, 2000

Mr. Michael E. Wiley
10930 Kemwood Drive
Houston, Texas  77024

Dear Mike:

         Baker Hughes Incorporated (the "Company") has awarded you today 150,000 restricted shares of the common stock of the Company, subject to the restrictions, terms and conditions described in the enclosed certified resolutions of the Compensation Committee of the Board of Directors of the Company. Certificate(s) representing those shares will be issued in your name and held in the Company's possession for safe-keeping until they vest in according with the restrictions, terms and conditions contained in the resolutions, at which time the Company will deliver them to you.

         Pending vesting of the restricted shares, you will earn dividends paid with respect to the shares.


                                                   Very truly yours,



                                                   Richard D. Kinder
                                                   Chairman
                                                   Compensation Committee of the
                                                   Board of Directors of
                                                   Baker Hughes Incorporated



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                                   CERTIFICATE



         The undersigned, Daniel J. Churay, hereby certifies that he is the duly elected, qualified and acting Assistant Secretary of Baker Hughes Incorporated, a corporation duly organized and existing under the laws of the State of Delaware (the "Corporation"); that as such officer, he is in charge of the Minute Book and other corporate records of said Corporation; that the following is a full, true and correct copy of the resolutions appearing in the records of the Corporation, and that said resolutions were adopted by the Compensation Committee of the Board of Directors of the Corporation, at a meeting held on August 15, 2000, and the undersigned further certifies that as of the date hereof said resolutions have not been rescinded or modified and are in full force and effect:



                  WHEREAS, on July 17, 2000, the Company entered into an Employment Agreement (the "Employment Agreement") with Michael E. Wiley;

                  WHEREAS, on July 19, 2000, the Board of Directors elected Mr. Wiley as Director, Chairman of the Board, President and Chief Executive Officer of the Company and approved the Employment Agreement;

                  WHEREAS, Mr. Wiley began his employment with the Company on August 14, 2000;

                  WHEREAS, pursuant to the second paragraph of Section 4(c) of the Employment Agreement, the Company is required to grant to Mr. Wiley 150,000 restricted shares of the Common Stock of the Company, $1.00 par value per share (the "Common Stock") under the Company's Long Term Incentive Plan, one-third of which shares are to vest on August 15 of each of 2001, 2002 and 2003, in each case, subject to continued employment with the Company and certain performance targets;

                  NOW, THEREFORE, BE IT RESOLVED, that, in consideration of Mr. Wiley's services as Chairman of the Board, President and Chief Executive Officer of the Company, the Company grant to Mr. Wiley 150,000 shares (the "Restricted Shares") of the Common Stock, subject to the following restrictions:

                  So long as Mr. Wiley remains employed by the Company, the Company shall deliver unrestricted title to one-third of the Restricted Shares (i.e. 50,000 Restricted Shares) on each of August 15, 2001, 2002 and 2003 and those shares shall vest on those dates if either of the following conditions are met as of June 30, 2001:

                  1. There is 100% growth in operating profit after tax of the Company for the 12 months ended June 30, 2001, when
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                           compared to the operating profit after tax of the
                           Company for the 12 months ended June 30, 2000; or

                  2. Baker Value Added of the Company for the 12 months ended June 30, 2001 exceeds Baker Value Added of the Company for the 12 months ended June 30, 2000 by $100 million;

         in each case, as reflected by the Company's financial statements;

                  RESOLVED, that if the foregoing conditions are not met with respect to all or part of the Restricted Shares, the Restricted Shares to which the conditions are not met shall be forfeited to the Company to become treasury shares of the Company;

                  RESOLVED, that pending vesting of the Restricted Shares, Mr. Wiley shall be entitled to dividends paid with respect to the Restricted Shares;

                  RESOLVED, that the Restricted Shares shall be issued pursuant to the Long Term Incentive Plan of the Company and are subject to and governed by the additional terms and conditions of that plan, including (without limitation) the change of control provisions of Section 16 of the plan;

                  RESOLVED, that when the Restricted Shares are issued and delivered to Mr. Wiley, they shall be fully paid and non-assessable and subject to the conditions described above;


                                (Further Action)

                  RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized and directed to prepare, execute, deliver and perform such agreements, documents, certificates and other instruments and take such other action, in the name and on behalf of the Company, as each of such officers, in the officer's discretion, shall deem necessary or advisable to effect the transactions contemplated by the foregoing agreements and to carry out the intent of the foregoing resolutions and the transactions contemplated thereby, the taking of such action and the preparation, execution, delivery and performance of any such agreements, documents, certificates and other instruments or the performance of any such act shall be conclusive evidence of the approval of this Committee thereof and all matters relating thereto; and

                  RESOLVED, that any and all actions taken by or on behalf of the officers of the Company prior to the adoption of these resolutions that are within the authority conferred hereby are hereby in all respects ratified, confirmed and approved.

Dated at Houston, Texas as of the 15th day of August, 2000.


                                                     /s/  Daniel J. Churay
                                                     ---------------------------
                                                          Daniel J. Churay
                                                          Assistant Secretary